Exhibit 99.1
WMIH Corp.
WMIH Board of Directors Approves 1-for-12 Reverse Stock Split
DALLAS (August 16, 2018) – WMIH Corp. (NASDAQ: WMIH) (“WMIH”), a leading mortgage loan originator and servicer, today announced that its Board of Directors (the “Board”) has approved a proposal to effect a reverse stock split of its common stock on a 1-for-12 basis. The proposal is subject to stockholder approval to adopt an amendment to WMIH’s Amended and Restated Certificate of Incorporation (the “Proposed Amendment”).
“Following the merger of WMIH with Nationstar Mortgage, the board and management have focused on exploring initiatives to better reflect the strategic position of the combined company,” said Jay Bray, Chairman and Chief Executive Officer of WMIH. “We believe this proposed change will enhance the appeal of our common stock to the financial community, including institutional investors and the general investing public.”
WMIH expects to hold a special meeting of stockholders in October to obtain stockholder approval of the Proposed Amendment, which would effect the reverse stock split, proposed at a ratio of 1-for-12, reduce the total authorized shares of WMIH’s common stock from 3,500,000,000 to 300,000,000 and increase the par value of each share of WMIH common stock from $0.00001 per share to $0.01 per share.
If the reverse stock split is effected, no fractional shares will be issued, and stockholders who otherwise would be entitled to receive a fractional share in connection with the reverse stock split will receive a cash payment in lieu of such fractional share. Computershare Trust Company, N.A. will act as the exchange agent for the reverse stock split.
WMIH plans to file a preliminary proxy statement regarding the special meeting with the U.S. Securities and Exchange Commission (the “SEC”), which will include important information regarding the special meeting. WMIH intends to announce the date of the special meeting in a future press release.
About WMIH Corp.
WMIH Corp.'s (NASDAQ: WMIH), formerly known as Washington Mutual, Inc., operations consist primarily of Nationstar Mortgage Holdings Inc. (“Nationstar”), which provides quality servicing, origination and transaction-based services related principally to single-family residences throughout the United States. Nationstar is a recognized leader in the mortgage industry with more than two decades of experience, and with its flagship brand, Mr. Cooper®, is one of the largest mortgage servicers in the country. A subsidiary of WMIH also operates a legacy reinsurance business in runoff mode. Additional information regarding WMIH may be found at www.wmih-corp.com.
IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT
This communication may be deemed to be solicitation material in connection with the proposal to be submitted to WMIH’s stockholders at a special meeting seeking approval to effect a reverse stock split, a reduction in the number of authorized shares of its common stock and an increase in the par value of its common stock (collectively, the “Reverse Split Proposal”). In connection with the Reverse Split Proposal, WMIH intends to file a preliminary proxy statement on Schedule 14A with the SEC. Any definitive proxy statement will also be sent to WMIH stockholders seeking any required stockholder approval. Before making any voting decision, investors and security holders of WMIH are urged to carefully read the entire proxy statement when it becomes available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about the Reverse Split Proposal. The documents filed by WMIH with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, the documents filed by WMIH may be obtained free of charge from WMIH at www.wmih-corp.com. Alternatively, these documents, when available, can be obtained free of charge from WMIH upon written request to WMIH Corp., 8950 Cypress Waters Blvd, Coppell, TX 75019, Attention: Corporate Secretary, or by calling (469) 549-2000.
WMIH and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from WMIH stockholders in favor of the approval of Reverse Split Proposal. Information regarding WMIH’s directors and executive officers is contained in WMIH’s Annual Report on Form 10-K for the year ended December 31, 2017, its Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2018 and June 30, 2018, its Current Report on Form 8-K dated July 31, 2018 and its Proxy Statement on Schedule 14A, dated May 31, 2018, which are filed with the SEC. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement and other relevant documents filed with the SEC when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, WMIH's expectations or predictions of future financial or business performance or conditions. All statements other than statements of historical or current fact included in this press release that address activities, events, conditions or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business and these statements are not guarantees of future performance. Forward-looking statements may include the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “strategy,” “future,” “opportunity,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. Certain of these risks are identified and discussed in documents WMIH has filed or will file from time to time with the SEC. These risk factors will be important to consider in determining future results and should be reviewed in their entirety. These forward-looking statements are expressed in good faith, and WMIH believes there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and WMIH is not under any obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, except as required by law. Readers should carefully review the statements set forth in the reports that WMIH has filed or will file from time to time with the SEC.
In addition to factors previously disclosed in WMIH’s reports filed with the SEC and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the possibility that stockholder approval for the amendment to effect the reverse stock split, the authorized share reduction and the increase in par value will not be obtained; the possibility that the reverse stock split, the authorized share reduction and the increase in par value may not have its intended effects; and the possibility that factors unrelated to the reverse stock split, the authorized share reduction and the increase in par value may impact the per share trading price of WMIH’s common stock.
Contacts
Richard Delgado
(214) 687-4844
richard.delgado@mrcooper.com